Exhibit 23.1

Consent of Independent Auditors

The Member

CPI Operations LLC:

We consent to the incorporation by reference in the registration statements No. 333-227366 on Form S-3 and No. 333-195969 on Form S-8 of PBF Logistics LP of our report dated December 17, 2018, with respect to the consolidated balance sheets of CPI Operations LLC as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), member’s equity and cash flows for the years then ended, and the related notes (collectively, the “consolidated financial statements”), which report appears in the Form 8-K/A of PBF Logistics LP dated December 17, 2018.

/s/ KPMG LLP

San Antonio, Texas

December 17, 2018